Exhibit 99.1
Martin Midstream Partners L.P.
Q2 2009 Earnings Conference Call
August 6, 2009
8:00 a.m., Central Time
MANAGEMENT DISCUSSION SECTION
Operator: Good day everyone and welcome to the Martin Midstream Second Quarter 2009 Conference Call. Today’s call is being recorded. At this time, I’ll turn the conference over to Mr. Joe McCreery. Please go ahead, sir.
Joe McCreery — Vice President Finance and Head of Investor Relations
Thank you, Felicia. Good morning everyone. I’d like to introduce who is on the call with me here today. First, we have Ruben Martin, our Chief Executive Officer, President, and a Director of the Company, Mr. Wes Martin, our Vice President of Business Development and Mr. Bob Bondurant, Executive Vice President and our Chief Financial Officer.
Before we get started with financial and operational results for the second quarter, I’d like to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performance and our ability to make distributions to unit holders. The words anticipate, estimate, expect and similar expressions are intended to be among the statements that identify forward-looking statements we make during this call.
We report our financial results in accordance with the generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC REG G, such as distributable cash flow and DCF, earnings before interest, taxes, depreciation and amortization EBITDA. And we use these measures because we believe it provides useful financial information and meaningful comparisons to current results and to prior reported results. It can be a meaningful measure of the partnership’s cash available to pay distributions. Distributable cash flow or DCF should not be considered an alternative to cash flow from operating activities. And furthermore, distributable cash flow should not be a measure of financial performance or liquidity under GAAP, and should not be considered in isolation as an indicator of our financial performance.
We also included in our press release and Form 10-Q issued yesterday, a reconciliation of distributable cash flow to the most comparable GAAP financial measures. Both our earnings press release and our second quarter 10-Q are available at our website, www.martinmidstream.com.
With that out of the way, I’d like to hand the call over to Bob Bondurant for a discussion of our second quarter performance.
Robert Bondurant — Martin Midstream Partners — CFO

Thank you, Joe. For the second quarter, we had net income of $7.9 million, or $0.49 per limited partner unit. In the second quarter, because of certain commodity and interest rate hedges that did not qualify for hedge accounting, our net earnings were negatively impacted by $1.8 million, or $0.12 per limited partner unit. Also in the second quarter, we had a gain relating to an asset sale that positively impacted net earnings by $5.1 million for $0.35 per limited partner unit. So disregarding the net non-cash impact to our financials and the gain on the sell of assets, our earnings would have been approximated $4.6 million, or $0.26 per limited partner unit.
As with other MLPs, we believe the most important measure of our performance is distributable cash flow or DCF. Our distributable cash flow for the second quarter was $10.7 million, a distribution coverage of 0.9 times and for the first six months of 2009, our distribution coverage was 1.04 times. Although slightly below one coverage for the second quarter, our Board of Directors are firm keeping our distribution flat at $0.75 per unit per quarter. Based upon our current $0.75 quarterly distribution and yesterday’s close price of $26.50, our LP units are currently yielding 11.3%.
Now I would like to discuss the second quarter performance by segment, comparing that performance the first quarter. In our terminalling segment, our cash flow, which is defined as operating income plus depreciation and amortization, but excluding our gain on sale of assets was $6 million in the second quarter compared to $5.1 million in the first quarter of 2008. Increase in cash flow was a result of increased asphalt and sulfuric acid volumes at our at our specialty terminals. Our asphalt throughput volume and associated revenue increases are a result of strong demand from the road construction market. Also in our asphalt market areas, lack of rain has helped the paving demand to be very consistent.
Our sulfuric acid throughput volume and associated revenue increases are result of increased demand from copper leaching facilities. As the price of copper has increased, significantly increased since the first of the year, we are seeing much more sulfuric acid volume flow through our terminal and believe that we remain strong through the end of the year based on known future scheduling of throughput volumes. At June 30, we have a receivable from our insurance carrier of $2.6 million for terminal property losses we have paid that were experienced during Hurricane Ike. We anticipate receiving this payment in the fourth quarter. Looking forward to the third quarter, we estimate our terminalling cash flow to be stable and similar to the second quarter.
In our natural gas services segment we had operating income of $0.3 million in the second quarter compared to the $2.5 million in the first quarter. In the second quarter we had an approximate $1.9 million non-cash commodity hedging mark to market loss compared to $0.3 million non-cash mark to market loss in the first quarter. Excluding the non-cash mark to market adjustments, we had operating income of $2.2 million in the second quarter compared to $2.8 million in the first quarter.
Complementing our natural gas services is our cash flow from our unconsolidated entities, which is primarily our 50% owned Waskom gas processing plant. For the second quarter, our cash flow generated from these unconsolidated entities was $1.2 million compared to $3.1 million in the first quarter. So excluding the impact of non-cash mark-to-market adjustments and including our distributions from our unconsolidated entities, and adding back depreciation, amortization, our natural gas services cash flow for the second quarter was $4.9 million compared to $6.9 million in the first quarter.
As we have foreshadowed in our last Analyst Call, we anticipate this reduced cash flow as we took a portion of the Waskom plant down for 40 days during the second quarter in order to expand our processing capacity from 265 million cubic feet per day to 285 million cubic feet per day. We also took our fractionator down for 17 days in the second quarter in order to expand our fractionation capacity from 12,500 barrels per day to 14,500 barrels per day. This plant downtime coincided with scheduled downtime of two large customers of the Waskom plant. The effect of this downtime was to reduce our average daily throughput volume in the second quarter to 227 million cubic feet per day, which accounted for approximately $1 million of reduced cash flow. Just coming back online, we have averaged approximately 261 million cubic feet per day to Waskom in July.
Also, although our margins were better than anticipated, the balance of our reduced cash flow was from our wholesale propane business, which experienced an expected seasonal decline in sales volume.
To talk more about Waskom, its current processing contract mix is 48% percent of liquids, 34% fee-based, 18% percent of proceeds and less than 1% keep whole. We currently have 56% of our remaining 2009 volumes hedged and 27% of our 2010 volumes hedged. When factoring in our hedge volumes for 2009, a $1 change in natural gas pricing affects our cash flow $70,000 per month, and a $10 change in oil pricing changes our cash flow $25,000 per month.
Also regarding our competitive position in the East Texas gas processing market, with the Waskom facility, we continue to operate the only gas plant in our market area that has full fractionation capability, giving us a competitive advantage to other gas plants in the area. Looking forward to third quarter, we anticipate our cash flow from this segment will increase when compared to the second quarter, as our Waskom plant will be fully operational with expanded capacity.
In our marine transportation segment, we had cash flow of $2.4 million in the second quarter, compared to $5 million in the first quarter. Our offshore cash flow fell approximately $1.9 million and our in-land cash flow fell approximately $0.7 million between the two quarters. Our offshore fleet revenue was down due to several significant factors. During the second quarter, our highest revenue generating offshore tow, which operates under a long-term contract was in the shipyard for its five year mandatory and scheduled ABS inspection. It was out of service for part of the quarter and came back on line in May. A second offshore vessel, which was under contract, was in the shipyard for engine repairs for the majority of the quarter and was replaced by a charter boat. We operate one offshore tow on the Gulf of Mexico spot market and, due to the low demand for spot equipment, the tow was under utilized for the quarter. Looking to the third quarter, the first two offshore vessels I previously described are working and are expected to be fully utilized, while the third offshore tow remains in the spot market and the utilization of this tow will be dependent on the future spot market demand.

Our inland performance declined as three tows came off contract charter and renewed at lower day rates and we had an unusual cleaning charge with one tow. The lower day rates are a result of the general economic slowdown, the resulting softer demand for inland services. Of our current inland barges, 80% are under day rate contracts.
In our sulfur services segment, our cash flow was $6 million for the second quarter, compared to $3.4 million in the first quarter. This increase in cash flow came from two sources. On the pure sulfur side of the business cash flow increased $0.7 million as volume demand for sulfur improved by 35%. This volume increase was driven by increased demand from our large fertilizer customers as world-wide demand for fertilizers picked up in the second quarter. In our niche downstream sulfur base fertilizer business, we saw a 2% decrease in volume sold, but we had a 68% increase in our gross margin per ton. The increase in margin was primarily driven by reduced raw material cost, which allowed us to spread our margins. Looking towards the next quarter, we anticipate a reduction in fertilizer cash flow as the third quarter is typically a softer demand quarter in the fertilizer industry.
Now I’d like to discuss our liquidity and capital resources. At June 30, 2009 we had $297.2 million drawn against our $325 million credit facility. Our debt to total capitalization at the end of June was 57%, and our bank facility’s rolling 12-month leverage ratio, defined as total debt to EBITDA, was 3.22 to 1. Based on that leverage ratio, our interest rate is LIBOR plus 200.
Currently, regarding our total debt outstanding, we have fixed $235 million of our bank facility through interest rate hedges at an average interest of 4.15%. When added to the applicable margin of 200 basis points, our hedge rate is 6.15%. The balance of our debt is borrowed under one-month LIBOR plus 200 basis points, making its average rate approximately 2.47%. At June 30, 2009, the partnership was in compliance with all covenants of its credit facilities.
Our maintenance capital expenditures for the second quarter were $3.2 million. Looking to the remainder of the year, we still anticipate total maintenance capital expenditures for 2009 to be $9 million. Also looking to the remainder of 2009, we have a net of approximately $10 million of growth capital forecast.
Now this concludes my formal comments. So Felicia, feel free to open up the phone lines for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you sir. The question-and-answer session will be conducted electronically. [Operator Instructions]
And we will pause for just a moment to give everyone an opportunity to signal. We’ll go to Emily Wayne of Raymond James.
Emily Wayne with Raymond James

Hi guys. I was wondering if you guys could talk a little bit more about the credit facility and some of the refinancing that you guys might be doing towards the back half of this year, it expires late next year.
Joe McCreery — Vice President Finance and Head of Investor Relations
Emily, hi. This is Joe. How are you this morning.
Emily Wayne with Raymond James
Good, how are you?
Joe McCreery — Vice President Finance and Head of Investor Relations
Good thanks. Yeah. We are — that process is underway at this point. We have begun to identify participants, if you will, with respect to credit facilities and envision the full-fledged syndication to take place probably in the next four to six weeks. It’s our intention to have the credit facility refinanced and extended by one year prior maturity date, so it is not a current obligation on our balance sheet.
Emily Wayne with Raymond James
I guess, the reason why I asked this is, have you seen some easing from your creditors just because of how you’ve been performing year-to-date. Because I know in the last 10-Q you were talking about how there might be some risk that the credit facility might be renegotiated because of the litigation at the parent level?
Joe McCreery — Vice President Finance and Head of Investor Relations
Easing — not sure about that word, perhaps. But I think in general bank market is better from what we’ve seen and talking to our lenders. I think a lot of that has to be with alternative sources of capital perhaps, the strength in the high yield fixed income market is one direction I would point that I think has brought more overall liquidity into the system. So our indication — our read from our banks is much more positive than I think it was earlier in the year.
Emily Wayne with Raymond James
Okay. That’s really assuring to hear. My another question is about 2010 growth CapEx. I know that throughout 2009 you guys were scaling back a lot of your capital expenditures. Have some of those have been deferred into 2010 and could be maybe give us a preliminary growth capital expenditure budget for 2010?
Robert Bondurant — Martin Midstream Partners — CFO
Wes, go ahead and answer that question. You are closer to the forecast.
Wes Martin — Vice President Finance, Business Development

Yeah, I think from the 2010 perspective, I think it’s obviously contingent obviously on liquidity and covenants and all of those requisite metrics if you will, but right now we are really looking at stuff that’s already contracted, stuff that — the dollars that we have to spend and in terms of what that is at this point in time, it’s anywhere from $20 to $30 million for 2010.
Emily Wayne with Raymond James
Okay. Great thank you so much Wes.
Operator
[Operator Instructions] And gentlemen, at this time there are no other questions in the queue. I will turn the conference over to Mr. Martin for any additional remarks.
Ruben Martin — Martin Midstream Partners — CEO
Well, I want to thank everybody for calling in this morning. And as we have previously indicated second quarter is typically our softest and then when you combined that with the natural gas services business that was down with scheduled growth additions due to our two largest customers out of that plant. So it was a situation where we needed to go ahead and do the expansion at that time. So again it was a perfect storm for the second quarter and our diversity though helped us our terminalling segments and obviously our sulfur segment. We expect improved performance of course in the natural gas for the next quarter and for the next year. Now that we have up, had a major turnaround, should be operational for a while now. So I think one thing to remember as we go forward, is that our GP is fully privately held, fully held by our company, the GP is having a record year and it remains fully supportive and committed to this partnership in all aspects. This partnership is our largest asset at the general partner and we’ve remained fully supportive to that. And like I said, we are having a very good year and I believe that it will reflect on our public company MMLP in the future.
With that, if there is no further questions we appreciate everybody’s time. Thank you.
Operator
Thank you. That does conclude today’s conference call. We thank you for your participation.